Exhibit 10.1

June 30, 2005

Barry G. Caldwell
4500 Lakeside Drive
Colleyville, Texas 76034

Dear Barry:

On behalf of the Board of Directors of IRIDEX Corporation, we are pleased to present our offer to you to become the new President and Chief Executive Officer of IRIDEX Corporation, and a member of the IRIDEX Board of Directors.

We have all enjoyed getting to know you, and look forward very much to welcoming you and Trena to IRIDEX. All of us have been impressed with your personal stature and character, your skills, and your achievements. We are convinced that you are very well qualified to help lead IRIDEX to continued growth and success. We also believe becoming President and CEO of IRIDEX is an outstanding and timely opportunity for you to capitalize upon your talents and track record to date, and for you to continue to attain your personal, career, and financial goals.

Position and Duties:

Your title will be President and Chief Executive Officer. As CEO you will be responsible for all strategic, operational, and financial aspects of running the Company, as well as all duties customary to such position and such duties as may be assigned to you by the Board, and you will be held accountable for delivering the growth in shareholder value and other results expected by the Board and its owners.

Careful thought has been given to compensation arrangements that would be appropriate to your professional stature and to IRIDEX precedents and policies. Accordingly, we offer you the following:

Compensation:

Salary: $11,538.47 per bi-weekly pay period (annualized to $300,000 per year).

Stock Options:

In addition to your salary, the Board of Directors has approved the following grant of stock options, conditional upon your acceptance of this offer:

•	Number: 300,000 Shares of IRIDEX Common Stock, approximately 4.1 % of the 7,317,000 weighted shares outstanding as reported in our Q1 financial statements.

•	Vesting: These options will vest over a period of 48 months and may be exercised by you in the following manner:

→ 12/48 (75,000) shares at one year, after your date of hire.

→ 1/48 (6,250) shares per month thereafter.

•	Option Price: Fair market value on the trading day prior to your starting employment at IRIDEX. (i.e. If you start on July 5, 2005, the last trading day would be July 1, 2005)

•	Incentive Stock options (ISO) and Non-qualified (NQ) stock options: Based on current regulations only the first $100,000 of aggregate market value of the stock options (exercise price x # of shares) may be Incentive Stock options for any calendar year. Therefore IRIDEX will grant you Incentive stock options up to this allowed maximum with the balance of your option grant being Non-qualified stock options. For example, if the fair market value of the shares were about $6.20/share then about 65,000 shares would be ISOs and 235,000 would be NQ options.

Incentive Compensation:

You will participate in IRIDEX’ profit and executive bonus programs as currently constituted, and as they may be changed or amended in the future.

Other Benefits:

Insurance is available for health, dental, and prescriptions currently at a cost of 15% of the monthly premium. The company provides for life, short-term and long-term disability insurance, and business travel insurance. You may participate in the 401-k Plan beginning on the following entry dates: January 1, April 1, July 1 and October 1. Compensation for sick time is accrued in accordance with the IRIDEX Sick Time policy. Three weeks of paid time off for vacation is earned during your first year of employment and is accrued on a monthly basis from your date of hire. After five years of employment, your vacation accrual will increase as per the IRIDEX vacation policy. IRIDEX also compensates their eligible employees for ten holidays per year. You may participate in the Employee Stock Purchase Plan at the next enrollment date, August 15, 2005.

Relocation:

In anticipation of you establishing full-time residence near Mountain View, California, IRIDEX will reimburse the ordinary and necessary living, housing and moving expenses as itemized below. In most cases such reimbursed expenses will be grossed up by 44% to cover state and federal taxes. However, those reimbursed expenses which you are entitled to take as itemized deductions in your 1040, i.e. moving expenses will not be grossed up.

•	For up to 12 months prior to your move to California:

o	Temporary Housing

o	Two roundtrip flights per month from the Bay Area to Fort Worth or vice versa for either you or Trena.

•	Customary Selling costs associated with home sale in Texas not paid by the buyer: (including commissions, legal fees, transfer taxes, mortgage prepayment penalties, brokerage fees, title insurance, and other standard non-recurring fees.)

•	Customary Closing costs associated with purchase of home in California not paid by the seller: (including commissions, legal fees, transfer taxes, brokerage fees, title insurance, and non-recurring fees. In addition IRIDEX will reimburse you up to a maximum of a one point lending fee on your mortgage loan.)

•	Moving Expenses:

o	Packing, unpacking, insuring, and transporting of household and personal goods (including 2 cars)

o	Storage (up to a maximum of three months)

If, for any reason, you voluntarily terminate your employment within twelve (12) months from your hire date, these paid expenses will be reimbursed to IRIDEX on a prorated basis.

Please note that this offer of employment is made “at will” in which either you or the Company may terminate employment at any time with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you are superseded by this offer.

This offer is contingent upon your completing, signing and returning the enclosed Change of Control and Severance Agreement; Employment Application; Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; and providing verification of eligibility to work in the United States in accordance with the provisions of the Immigration Reform and Control Act of 1986 before starting work.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Before undertaking any proposed professional activities outside your duties at IRIDEX, you shall first obtain Board approval. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Change of Control and Severance Agreement; Employment Application; the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; and return them to me. Duplicate originals are enclosed for your records. This letter, along with the Change of Control and Severance Agreement; Employment Application and the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified, amended or superseded except by a written agreement, signed by the Company and by you and approved by the Compensation Committee of the Board of Directors.

Barry, we look forward to your prompt acceptance of our offer, and to your joining IRIDEX full-time as of July 5, 2005. We would appreciate your early response to this offer, and in any event by close of business on July 1, 2005, after which time this offer shall expire. We have very high expectations that your capabilities, experience, and winning attitude will make you an outstanding contributor on the IRIDEX team.

Sincerely,

/s/ Donald L. Hammond

Donald L. Hammond
Chairman of the Board

/s/ Theodore A. Boutacoff

Theodore A. Boutacoff
President & CEO

AGREED AND ACCEPTED:

/s/ Barry G. Caldwell Barry G. Caldwell

July 5, 2005 Date

Enclosures:

•	Second signature copy of this letter

•	Employment Application

•	Change of Control and Severance Agreement

•	Employment, Confidential Information, Invention Assignment and Arbitration Agreement